UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2011

NTS MORTGAGE INCOME FUND
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18550 (Commission file number)	61-1146077 (IRS Employer Identification No.)
10172 Linn Station Road Louisville, Kentucky 40223 (Address of principal executive offices)
(502) 426-4800 (Registrant’s telephone number, including area code)
N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 7, 2011, NTS Mortgage Income Fund (the “Fund”) and NTS/Virginia Development Company (“NTS/VA”), entered into a non-binding letter of intent (the “Offer”) with NTS Development Company or its designated affiliate (“Devco”) for the purchase and sale of substantially all of the remaining real estate assets of the Fund and its subsidiaries at the Fawn Lake development, and the Fund’s 50% interest in Orlando Lake Forest Joint Venture (“OLFJV”).  The sole asset owned by OLFJV is an 11-acre tract of commercial land located in Seminole County, Florida.  The lots which are the subject of the Lot Purchase and Development Agreement between NTS/VA and M/I Homes of DC, LLC (“M/I Homes”) may be included in the sale to Devco in the event the M/I Homes transaction does not ultimately close.  M/I Homes has agreed to purchase, approximately 160 single-family residential lots to be developed in Section 15 of the Fawn Lake development.  M/I Homes’ due diligence period to make various inspections of the property and terminate its agreement expires on December 30, 2011.  The consideration for Offer from Devco could total in excess of approximately $16 million (this amount excludes any consideration for the lots being sold to M/I Homes).  Devco has the right to conduct due diligence in connection with its purchase.  A closing on this transaction, if it occurs, is anticipated by April 30, 2012.

As previously reported, and in accordance with the Fund’s organizational documents, the Fund adopted a Plan of Dissolution and Complete Liquidation of NTS Mortgage Income Fund (“Plan of Liquidation”) in December 2008, and filed a corresponding certificate of dissolution with the Delaware Secretary of State on December 31, 2008.  Since then, the Fund has been in the process of the orderly liquidation of its assets and liabilities.  The Fund is unable to complete its liquidation within Delaware’s three-year statutory period ending on December 31, 2011, primarily due to its inability to liquidate its single largest asset, the Fawn Lake development.  Accordingly, the Fund, in accordance with Delaware law, will be petitioning the Delaware Court of Chancery for an extension of its deadline for liquidation of its assets to no later than April 30, 2012, to permit completion of the transactions with M/I Homes and Devco. Upon closing of the M/I Homes Agreement and the Devco transaction and prior to termination of the statutory winding up period (as such period may be extended by the Delaware Court of Chancery), it is anticipated the Fund’s remaining assets and liabilities will be transferred into a liquidating trust.  The trust would continue in existence until such time as all of the trust’s assets have been sold, proceeds received, liabilities settled, final distributions made, or until all applicable statutory periods for such liquidation trust have expired.  To allow for the extension of the Fund’s liquidation period, the Board of Directors amended the Plan of Liquidation accordingly.

Item 7.01 Regulation FD Disclosure.

Also on December 7, 2011, the Fund sent a letter to its stockholders informing them of: (1) the execution of the Lot Purchase and Development Agreement between the Fund’s wholly owned subsidiary, NTS/VA, and M/I Homes; (2) the execution of the Offer between the Fund and Devco; (3) an update on the status of the NTS Guaranty Corporation obligations to the Stockholders of the Fund; and (4) an update on the status of the Fund’s dissolution and liquidation process.

Copies of the Offer, Amended Plan of Liquidation and letter to stockholders as mentioned above are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 99.1 and are incorporated in their entirety in Items 1.01 and 7.01 disclosures by reference.

Item 9.01.  Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: N/A
(b)	Pro Forma Financial Information: N/A
(c)	Shell Company Transactions: N/A
(d)	Exhibits:
	10.1	Proposed Terms of Purchase Agreement for Fawn Lake Development Spotsylvania, Virginia
	10.2	Amended Plan of Dissolution and Complete Liquidation
	99.1	Letter to Stockholders dated December 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NTS MORTGAGE INCOME FUND, a Delaware corporation

By:	/s/ Gregory A. Wells
Name:	Gregory A. Wells
Title:	Secretary/Treasurer/Chief Financial Officer
Date:	December 7, 2011

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